                                                                                                               Exhibit 15

Accountants’ Acknowledgement

The Board of Directors
Foot Locker, Inc.:

With respect to the registration statement on Form S-8 filed by the Company on March 18, 2008, we acknowledge our awareness of the use of our reports dated June 12, 2007, September 11, 2007, and December 7, 2007 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of the registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York
March 18, 2008